Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Castle International Corp.

We consent to the incorporation by reference in the registration statements (nos. 333-163843 and 333-181715) on Form S-8 of Crown Castle International Corp. of our report dated June 27, 2011 with respect to the statement of net assets available for benefits of the Crown Castle International Corp. 401(k) Plan as of December 31, 2010, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2011 annual report on Form 11-K of the Crown Castle International Corp. 401(k) Plan.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

June 26, 2012

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